Exhibit 99.1

Unaudited Pro Forma Financial Information

On July 28, 2005, in a series of related transactions, FORE Holdings LLC (“FORE Holdings” or the “Company”), disposed of its entire 51% interest in Overlook Associates and the underlying real estate owned by Overlook Associates.

Also, on May 20, 2005, FORE Holdings, through its wholly-owned subsidiaries, completed the sale of substantially all the real estate it owned in Lincolnshire, Illinois; The Woodlands, Texas; and Orlando, Florida. The buyer of the properties was Warmack JDG Investment II, LLC. All of the leases for the properties with Hewitt Associates were assigned to the buyer at closing.

The following unaudited pro forma consolidated financial information and explanatory notes present illustrative unaudited consolidated financial statements of FORE Holdings as of and for the periods presented, as further described below. The unaudited pro forma consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of FORE Holdings included in the Company’s Form 10-Q for the period ended June 30, 2005, and Form 10-K for the fiscal year ended September 30, 2004, as filed with the Securities and Exchange Commission.

The unaudited pro forma consolidated financial information reflects the impact of the May 20, 2005 sale of six buildings and the July 28, 2005 sale of the Company’s investment in Overlook Associates (together, the “sales”). The unaudited pro forma consolidated balance sheet as of June 30, 2005 assumes the sales were completed as of the balance sheet date. The unaudited pro forma annual and interim statements of operations give effect to the sales as if they had been completed on October 1, 2003, the beginning of FORE Holdings’ fiscal year 2004.

The unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not indicative of the financial position or results of operations that might have occurred had the sales taken place as of the dates specified, or that may be expected to occur in the future.

Pro Forma Consolidated Balance Sheet

(unaudited)

	June 30, 2005
(Dollars in thousands)	FORE Holdings	Pro forma Adjustments		FORE Holdings Pro forma
ASSETS

Current Assets
Cash and cash equivalents	$6,076	$52,000	(A)	$57,859
		(217	)(A)
Rent receivable	430	—		430
Due from owners	1,765	—		1,765
Prepaid expenses and other current assets	1	—		1

Total current assets	8,272	51,783		60,055

Non-Current Assets
Property and equipment, net
Land	169	—		169
Building and building improvements	103	—		103

	272	—		272
Less accumulated depreciation	(103)	—		(103)

Total property and equipment, net	169	—		169
Investment in Hewitt Associates	11,749	—		11,749
Investment in Overlook Associates	9,709	(9,709	)(A)	—

Total non-current assets	21,627	(9,709)		11,918

Total Assets	$29,899	$42,074		$71,973

LIABILITIES AND OWNERS’ CAPITAL

Current Liabilities
Total current liabilities - Accounts payable and accrued expenses	$71	$—		$71

Total Liabilities	$71	$—		$71

Owners’ Capital
Paid-in capital and accumulated earnings	$29,007	$42,074	(A)	$71,081
Accumulated other comprehensive income	821	—		821

Total owners’ capital	29,828	42,074		71,902

Total Liabilities and Owners’ Capital	$29,899	$42,074		$71,973

Pro Forma Consolidated Statement of Operations

(unaudited)

	Year Ended September 30, 2004
(Dollars in thousands)	FORE Holdings	Pro forma Adjustments		FORE Holdings Pro forma
Rental revenues from Hewitt Associates	$22,849	$(22,849	)(B)	$—

Operating expenses:
Other operating expenses	7,731	(7,731	)(B)	—
Selling, general and administrative expenses	496	—		496
Gain on sale of property	(1,119)	—		(1,119)

Total operating expenses	7,108	(7,731)		(623)

Operating income	15,741	(15,118)		623

Other income (expense), net:
Interest expense	(14,362)	14,362	(B)	—
Interest income	47	—		47
Equity in earnings of unconsolidated investments	2,252	(2,153	)(C)	99

	(12,063)	12,209		146

Income before owner distributions	$3,678	$(2,909)		$769

Pro Forma Consolidated Statement of Operations

(unaudited)

	Nine Months Ended June 30, 2005
(Dollars in thousands)	FORE Holdings	Pro forma Adjustments		FORE Holdings Pro forma
Operating expenses:
Management and professional services expenses	$197	$—		$197
Other operating expenses	(5)	—		(5)

Loss from continuing operations	(192)	—		(192)

Other income (expense), net:
Interest income	165	—		165
Equity in earnings of unconsolidated investments	6,667	(6,667	)(C)	—
Other income, net	997	—		997

	7,829	(6,667)		1,162

Income before owner distributions and discontinued operations	7,637	(6,667)		970

Income from discontinued operations (including gain on disposal of $72,824)	42,979	(42,979	)(B)	—

Income before owner distributions	$50,616	$(49,646)		$970

Pro Forma Adjustments

The following pro forma adjustments are reflected in the unaudited pro forma consolidated financial information:

(A)	Adjustment to record the July 2005 sale of Overlook Associates as if it had occurred as of the June 30, 2005 balance sheet date. Cash proceeds from the sale of $52,000 less estimated closing costs of $217 increased cash and cash equivalents, and relative to the investment in Overlook Associates of $9,709, generated a gain on the sale of the investment in Overlook Associates of $42,074 which increased owners’ capital.

The May 20, 2005 sale of substantially all of the Company’s real estate is already reflected within the June 30, 2005 balance sheet so no further adjusting entries are required.

(B)	Adjustment to remove rental revenue and related operating and interest expenses of the real estate that was sold on May 20, 2005. In the nine months ended June 30, 2005, income from the discontinued operations is reversed which includes these items as well as the gain on the sale of the properties of $72,824 and the loss on the extinguishment of the related secured credit tenant notes of $31,793.
(C)	Adjustment to remove the equity in earnings of Overlook Associates for the year ended September 30, 2004 and the nine months ended June 30, 2005.

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